Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Christina Zamarro
330-796-1042

FOR IMMEDIATE RELEASE

Goodyear Reports Record Results

•	Record third quarter segment operating income of $520 million, up 21%

•	Record North America third quarter earnings up 30% to $210 million

•	Europe, Middle East and Africa third quarter earnings up 57% to $181 million

•	Year-to-date segment operating income of $1.4 billion, up 17%

•	Company expects 2014 earnings growth near high end of 10% - 15% range

•	Company reaffirms 2014-2016 financial targets

•	Company plans to acquire up to $150 million of its common stock in fourth quarter

AKRON, Ohio, October 29, 2014 – The Goodyear Tire & Rubber Company today reported record segment operating income for the third quarter of 2014.

“We delivered outstanding earnings growth in the quarter and achieved a segment operating income margin of more than 11 percent, the highest in more than a decade, despite an increasingly challenged global economy,” said Richard J. Kramer, chairman and chief executive officer.

“These results reflect our focus on capturing the value of our branded products in the marketplace and continued progress generating cost savings through our operational excellence activities,” he added.

Goodyear’s third quarter 2014 sales were $4.7 billion, compared to $5.0 billion a year ago. Sales were negatively impacted by $137 million in unfavorable foreign currency translation. Tire unit volumes totaled 41.9 million for the third quarter of 2014, down 2 percent year-over-year. Original equipment unit volume was down 3 percent, primarily due to reduced vehicle production in Brazil. Replacement tire shipments were down 1 percent, due primarily to a decline in North America where markets were disrupted due to significant stockpiling of imported low-end tires in advance of potential tariffs being imposed in 2015.

“In the distorted North American industry environment, we remained committed to our strategy of pursuing profitable volume and we achieved record segment operating income in the quarter,” said Kramer.

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The company reported segment operating income of $520 million in the third quarter of 2014, a record for any quarter. Segment operating income was up 21 percent from the year-ago quarter driven by significant improvement in North America; Europe, Middle East and Africa, and Asia Pacific.

Goodyear’s third quarter 2014 net income available to common shareholders was $161 million (58 cents per share). Excluding certain significant items, adjusted net income was $242 million (87 cents per share).

For the third quarter of 2013, net income available to common shareholders was $166 million (62 cents per share). Excluding certain significant items, adjusted net income was $190 million (68 cents per share). Per share amounts are diluted.

Year to date

Goodyear’s sales for the first nine months of 2014 were $13.8 billion, compared to $14.8 billion in the 2013 period. Tire unit volumes totaled 122.5 million for the first nine months of 2014, up 1 percent from 2013. Replacement tire shipments were up 2 percent. Original equipment unit volume was down 3 percent.

The company’s year-to-date segment operating income of $1.4 billion was up 17 percent from last year and a record. Compared to the prior year, year-to-date segment operating income reflects significant earnings growth in North America and Europe, Middle East and Africa.

Goodyear’s year-to-date net income available to common shareholders was $316 million ($1.15 per share). Excluding certain significant items, adjusted net income was $621 million ($2.22 per share).

For the first nine months of 2013, net income available to common shareholders was $372 million ($1.43 per share). Excluding certain significant items, adjusted net income was $517 million ($1.87 cents per share). All per share amounts are diluted.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Free Cash Flow from Operations; and Adjusted Net Income, reflecting the impact of certain significant items on the 2014 and 2013 periods.

Business Segment Results

North America

	Third Quarter		Nine Months
(in millions)	2014	2013	2014	2013
Tire Units	15.2	15.8	45.1	45.4
Sales	$2,057	$2,186	$5,980	$6,553
Segment Operating Income	210	161	574	492
Segment Operating Margin	10.2%	7.4%	9.6%	7.5%

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North America’s third quarter 2014 sales decreased 6 percent from last year to $2.1 billion. Sales reflect a 4 percent decrease in tire unit volume and unfavorable currency translation. Replacement tire shipments were down 4 percent. Original equipment unit volume was down 4 percent.

Third quarter 2014 segment operating income of $210 million was a 30 percent improvement over the prior year and a record for any quarter. The improvement was driven primarily by lower conversion and raw material costs.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2014	2013	2014	2013
Tire Units	16.4	16.7	47.7	46.4
Sales	$1,618	$1,752	$4,874	$4,936
Segment Operating Income	181	115	408	197
Segment Operating Margin	11.2%	6.6%	8.4%	4.0%

Europe, Middle East and Africa’s third quarter sales decreased 8 percent from last year to $1.6 billion. Sales reflect a 1 percent decrease in tire unit volume, lower price/mix and unfavorable currency translation. Replacement tire shipments were down 1 percent. Original equipment unit volume was down 3 percent.

Third quarter 2014 segment operating income of $181 million was 57 percent above the prior year primarily due to lower conversion and raw material costs as well as cost reduction actions, including savings from the closure of a tire plant in Amiens, France.

Latin America

	Third Quarter		Nine Months
(in millions)	2014	2013	2014	2013
Tire Units	4.3	4.5	12.7	13.5
Sales	$451	$527	$1,362	$1,571
Segment Operating Income	49	89	150	231
Segment Operating Margin	10.9%	16.9%	11.0%	14.7%

Latin America’s third quarter sales decreased 14 percent from last year to $451 million. Sales reflect a 5 percent decrease in tire unit volume and unfavorable foreign currency translation, partially offset by improved price/mix. Replacement tire shipments were up 4 percent. Original equipment unit volume was down 27 percent, primarily in Brazil.

Third quarter segment operating income of $49 million was down 45 percent from a year ago primarily due to the effects of continuing challenges in the operating environment in Venezuela, lower original equipment volume and increased plant expansion expenses in Brazil.

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Asia Pacific

	Third Quarter		Nine Months
(in millions)	2014	2013	2014	2013
Tire Units	6.0	5.6	17.0	16.3
Sales	$531	$537	$1,566	$1,689
Segment Operating Income	80	66	221	241
Segment Operating Margin	15.1%	12.3%	14.1%	14.3%

Asia Pacific’s third quarter sales decreased 1 percent from last year to $531 million. Sales reflect a 7 percent increase in tire unit volume, which was more than offset by unfavorable price/mix and lower off-the-road tire sales. Replacement tire shipments were up 4 percent. Original equipment unit volume was up 11 percent.

Third quarter segment operating income of $80 million was up 21 percent from last year, driven by higher volume and lower SAG expenses.

Outlook

The company reaffirmed its 2014-2016 financial targets, which include:

•	Segment Operating Income growth of between 10 percent and 15 percent per year,

•	Annual positive Free Cash Flow from Operations and,

•	An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x.

The company now anticipates Segment Operating Income growth in 2014 will be near the high end of the 10 percent to 15 percent range. Based on year-to-date performance, the company now expects unit volumes to be flat to up 1 percent for 2014 over 2013.

Common Stock Dividend

The company paid a quarterly dividend of 6 cents per share of common stock on September 2, 2014. Directors have declared a quarterly dividend of 6 cents per share payable December 1, 2014 to shareholders of record on October 31, 2014.

Common Stock Share Repurchase

As a part of its previously announced $450 million share repurchase program, the company repurchased 1,200,000 shares of its common stock at an average price of $24.75 per share during the third quarter. Year-to-date, Goodyear has repurchased 3,200,000 shares of its common stock at an average price of $26.03 per share.

Based on recent trading prices of its common stock, the company plans to acquire up to $150 million of its common stock under its existing share repurchase program during the fourth quarter of 2014.

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Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-753-4606 or 402-220-2103. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 68,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2014	2013	2014	2013
NET SALES	$4,657	$5,002	$13,782	$14,749

Cost of Goods Sold	3,516	3,946	10,566	11,732
Selling, Administrative and General Expense	653	686	2,018	2,022
Rationalizations	15	21	80	41
Interest Expense	108	100	315	287
Other Expense	66	—	242	112

Income before Income Taxes	299	249	561	555
United States and Foreign Taxes	100	54	168	136

Net Income	199	195	393	419
Less: Minority Shareholders’ Net Income	38	22	70	25

Goodyear Net Income	161	173	323	394
Less: Preferred Stock Dividends	—	7	7	22

Goodyear Net Income Available to Common Shareholders	$161	$166	$316	$372

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock
Basic	$0.58	$0.67	$1.18	$1.51

Weighted Average Shares Outstanding	275	246	266	246

Diluted	$0.58	$0. 62	$1.15	$1.43

Weighted Average Shares Outstanding	279	278	280	276

Cash Dividends Declared Per Common Share	$0.06	$0.05	$0.16	$0.05

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30,	December 31,
	2014	2013
Assets:
Current Assets:
Cash and Cash Equivalents	$1,744	$2,996
Accounts Receivable, less Allowance - $96 ($99 in 2013)	3,021	2,435
Inventories:
Raw Materials	584	592
Work in Process	161	164
Finished Products	2,179	2,060

	2,924	2,816
Prepaid Expenses and Other Current Assets	358	397

Total Current Assets	8,047	8,644
Goodwill	623	668
Intangible Assets	135	138
Deferred Income Taxes	105	157
Other Assets	654	600
Property, Plant and Equipment less Accumulated Depreciation - $9,189 ($9,158 in 2013)	7,092	7,320

Total Assets	$16,656	$17,527

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,827	$3,097
Compensation and Benefits	774	758
Other Current Liabilities	1,036	1,083
Notes Payable and Overdrafts	38	14
Long Term Debt and Capital Leases due Within One Year	98	73

Total Current Liabilities	4,773	5,025
Long Term Debt and Capital Leases	6,719	6,162
Compensation and Benefits	1,307	2,673
Deferred and Other Noncurrent Income Taxes	243	256
Other Long Term Liabilities	916	966

Total Liabilities	13,958	15,082
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	595	577

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – none (10 million in 2013), liquidation preference $50 per share	—	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 275 million (248 million in 2013) after deducting 3 million treasury shares (3 million in 2013)	275	248
Capital Surplus	3,275	2,847
Retained Earnings	2,231	1,958
Accumulated Other Comprehensive Loss	(3,919)	(3,947)

Goodyear Shareholders’ Equity	1,862	1,606
Minority Shareholders’ Equity – Nonredeemable	241	262

Total Shareholders’ Equity	2,103	1,868

Total Liabilities and Shareholders’ Equity	$16,656	$17,527

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Nine Months Ended
	September 30,
	2014	2013
Cash Flows from Operating Activities:
Net Income	$393	$419
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	553	539
Amortization and Write-Off of Debt Issuance Costs	12	13
Deferred Income Taxes	61	3
Net Pension Curtailments and Settlements	39	—
Net Rationalization Charges	80	41
Rationalization Payments	(169)	(60)
Net (Gains) Losses on Asset Sales	4	(6)
Pension Contributions and Direct Payments	(1,292)	(1,072)
Net Venezuela Currency Remeasurement Loss	155	115
Customer Prepayments and Government Grants	5	32
Insurance Proceeds	4	17
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(675)	(728)
Inventories	(226)	249
Accounts Payable - Trade	(69)	(26)
Compensation and Benefits	103	215
Other Current Liabilities	(5)	(12)
Other Assets and Liabilities	88	(37)

Total Cash Flows from Operating Activities	(939)	(298)
Cash Flows from Investing Activities:
Capital Expenditures	(634)	(734)
Asset Dispositions	6	8
Decrease in Restricted Cash	6	3
Short Term Securities Acquired	(72)	(89)
Short Term Securities Redeemed	82	81
Other Transactions	7	6

Total Cash Flows from Investing Activities	(605)	(725)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	52	30
Short Term Debt and Overdrafts Paid	(24)	(89)
Long Term Debt Incurred	1,739	2,152
Long Term Debt Paid	(1,054)	(660)
Common Stock Issued	41	16
Common Stock Repurchased	(97)	(1)
Common Stock Dividends Paid	(43)	—
Preferred Stock Dividends Paid	(15)	(22)
Transactions with Minority Interests in Subsidiaries	(36)	(10)
Debt Related Costs and Other Transactions	—	(16)

Total Cash Flows from Financing Activities	563	1,400
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(271)	(158)

Net Change in Cash and Cash Equivalents	(1,252)	219
Cash and Cash Equivalents at Beginning of the Period	2,996	2,281

Cash and Cash Equivalents at End of the Period	$1,744	$2,500

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Non-GAAP Financial Measures

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2014-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flow from Operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2014	2013	2014	2013
Segment Operating Income	$520	$431	$1,353	$1,161
Rationalizations	15	21	80	41
Interest Expense	108	100	315	287
Other Expense	66	—	242	112
Asset Write-offs and Accelerated Depreciation	—	5	3	15
Corporate Incentive Compensation Plans	23	34	69	79
Pension Curtailments/Settlements	—	—	33	—
Intercompany Profit Elimination	(5)	5	4	5
Retained Expenses of Divested Operations	4	7	11	17
Other	10	10	35	50

Income before Income Taxes	$299	$249	$561	$555
United States and Foreign Taxes	100	54	168	136
Less: Minority Shareholders Net Income	38	22	70	25

Goodyear Net Income	$161	$173	$323	$394

Sales	$4,657	$5,002	$13,782	$14,749
Return on Sales	3.5%	3.5%	2.3%	2.7%
Total Segment Operating Margin	11.2%	8.6%	9.8%	7.9%

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Free Cash Flow from Operations Reconciliation Table

	Three Months
	Ended
	September 30,
(in millions)	2014	2013
Net Income	$199	$195
Depreciation and Amortization	182	182
Working Capital (1)	(362)	(284)
Pension Expense (2)	36	65
Other (3)	225	102
Capital Expenditures	(193)	(241)

Free Cash Flow from Operations (non-GAAP)	$87	$19
Capital Expenditures	193	241
Pension Contributions and Direct Payments	(35)	(79)
Rationalization Payments	(50)	(17)

Cash Flow from Operating Activities (GAAP)	$195	$164

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, deferred income taxes, net pension curtailments and settlements, net rationalization charges, net (gains) losses on asset sales, net Venezuela currency remeasurement loss, customer prepayments and government grants, insurance proceeds, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

Adjusted Net Income Reflecting Certain Significant Items (after tax and minority interest)

		Per Share
Third Quarter 2014	In Millions	(Diluted)
Goodyear Net Income	$161	$0.58
Significant Items:
Discrete Tax Items	47	0.17
Charge Relating to Government Investigation in Africa	16	0.06
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	9	0.03
Net Losses on Asset Sales	6	0.02

Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Europe	3	0.01

	$81	$0.29

Adjusted Net Income (non-GAAP)	$242	$0.87

Third Quarter 2013	In Millions	Per Share (Diluted)
Goodyear Net Income	$173	$0.62
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	19	0.07
Net Gain on Asset Sales	(2)	(0.01)

	$17	$0.06

Adjusted Net Income (non-GAAP)	$190	$0.68

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Adjusted Net Income Reflecting Certain Significant Items (after tax and minority interest)

		Per Share
First Nine Months 2014	In Millions	(Diluted)
Goodyear Net Income	$323	$1.15
Significant Items:
Charge Relating to Net Remeasurement Loss in Venezuela	130	0.47
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	58	0.21
Discrete Tax Items	47	0.17
Pension Curtailments and Settlements	36	0.13
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Europe	20	0.07
Charge Relating to Government Investigation in Africa	16	0.06
Net Losses on Asset Sales	4	0.01
Settlement of Indirect Tax Claims	(13)	(0.05)

	$298	$1.07

Adjusted Net Income (non-GAAP)	$621	$2.22

First Nine Months 2013	In Millions	Per Share (Diluted)
Goodyear Net Income	$394	$1.43
Significant Items:
Net Venezuela Currency Remeasurement Loss	92	0.33
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	42	0.15
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Europe	6	0.02
Net Gains on Asset Sales	(5)	(0.02)
Discrete Tax Items	(6)	(0.02)
Net Insurance Recoveries from 2011 Thailand Flood	(6)	(0.02)

	$123	$0.44

Adjusted Net Income (non-GAAP)	$517	$1.87

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